Exhibit 10.49
PG&E CORPORATION
GOLDEN PARACHUTE RESTRICTION POLICY

Effective Date: February 15, 2006

It is the policy of the Board of Directors (the “Board”) of PG&E Corporation (the “Corporation”) that the Corporation shall not pay a Senior Executive any future Golden Parachute Benefits exceeding 2.99 times that Senior Executive’s Base Salary Plus Bonus, unless such excess Golden Parachute Benefits are approved by the affirmative vote of a majority of the shares of the Corporation represented and voting on the matter.

Shareholder approval will be required only for excess Golden Parachute Benefits paid pursuant to a Future Golden Parachute Agreement.

For purposes of this Policy, the following terms shall have the following meanings:

•	"Base Salary Plus Bonus" means the sum of:

(i)	the greater of a Senior Executive’s annual base salary as in effect immediately prior to the date of (1) the Senior Executive’s termination of employment or (2) the change in control, plus

(ii)	the Short-Term Incentive Plan bonus target calculated for the fiscal year in which termination occurs.

•	"Future Golden Parachute Agreement” means the following:

(i)
an employment agreement or arrangement between PG&E Corporation (or one of its subsidiaries) and a Senior Executive pursuant to which the Senior Executive renders services to PG&E Corporation (or one of its subsidiaries) as an employee (and not as a consultant or other independent contractor), when such agreement is entered into on or after the effective date of this Policy, or

(ii)
a severance agreement between the Corporation (or one of its subsidiaries) and a Senior Executive related to the termination of employment of the Senior Executive with the Corporation (or one of its subsidiaries), when such agreement is entered into on or after the effective date of this Policy, or

(iii)
any policy of PG&E Corporation (or one of its subsidiaries) that provides benefits for a Senior Executive upon severance related to a change in control, if such Senior Executive becomes covered by such policy on or after the effective date of this Policy, or

(iv)
any renewal, material modification, or extension that is made on or after the effective date of this Policy to an employment agreement, severance agreement, or policy that is in effect as of the effective date of this Policy, to the extent permitted by law or the terms of that existing agreement or policy.

•
“Golden Parachute Benefits” means payments that a Senior Executive is entitled to receive if that Senior Executive is severed (or constructively severed) following or in connection with a change in control, and includes the following:

(i)
amounts payable in cash to a Senior Executive (including cash amounts payable for the uncompleted portion of an employment term under an agreement) after that Senior Officer is severed (or constructively severed) following a change in control, and

(ii)	special benefits or perquisites provided to a Senior Executive at the time of such Senior Executive’s termination of employment.

The term “Golden Parachute Benefits” includes both lump-sum payments and the estimated present value of any periodic payments made or special benefits or perquisites provided following the date of termination (or constructive termination) of such Senior Executive’s employment.

Notwithstanding the foregoing, the term “Golden Parachute Benefits” does not include:

(i)  the value of any accelerated vesting or settlement of any outstanding equity-based award (whether settled in cash or stock),

(ii)  a pro-rata portion (based on the portion of the performance period elapsed through the date of termination) of the value of any accelerated vesting of any outstanding long-term cash-based incentive award,

(iii)  compensation and benefits earned, accrued, or otherwise provided for services rendered through the date of termination of employment (other than any such compensation or benefits awarded at the time of the Senior Executive’s termination of employment),

(iv)  any post-termination retirement and other benefits, special benefits, or perquisites provided under plans, programs, or arrangements of Corporation applicable to one or more groups of employees in addition to the Senior Executives,

(v) tax restoration payments,

(vi) payments required by law,

(vii) amounts paid for post-termination covenants,

(viii) amounts paid for services following termination of employment under a reasonable consulting agreement for a period of one year, and

(ix) amounts that would be payable due to a severance in the absence of a change in control or due to a change in control in the absence of a severance.

Golden Parachute Benefits shall not be triggered by shareholder approval of a change in control transaction without further consummation of the transaction, or by transfer of a Senior Executive to a successor company without subsequent termination or constructive termination.

•	“Senior Executive” means a person who, immediately prior to his or her severance or employment, is an officer of PG&E Corporation or a subsidiary who has the title of Senior Vice President or higher.

The PG&E Corporation Board delegates to the PG&E Corporation Nominating, Compensation, and Governance Committee full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

In the event that (i) the Board feels that the circumstances with respect to a given Senior Executive’s severance warrant the payment of Golden Parachute Benefits exceeding 2.99 times that Senior Executive’s Base Salary Plus Bonus, and (ii) the Board determines that it is impractical to submit the matter to a shareholder vote in a timely fashion, the Board may elect to seek shareholder approval of the excess Golden Parachute Benefits after the parties have mutually agreed to the material terms of the relevant severance agreement.

The Board shall have the right to amend, waive, or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Corporation and its shareholders, provided that any such action shall be promptly disclosed either through a press release, on the Corporation’s website, or through another method designed to reach the Corporation’s shareholders.